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                                                                       Exhibit 8

                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]


                                       June 28, 1995

Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Dear Sirs:

       As counsel for Tele-Communications, Inc., a Delaware corporation (the "Company"), we have prepared the description (under the heading "Certain Federal Income Tax Considerations") of the Federal income tax consequences of the Liberty Media Group Stock Proposal, as set forth in the proxy statement/prospectus (the "Proxy Statement") that is included in the registration statement (Registration No. 33-59657) on Form S-4 (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission by the Company. We confirm that such description fairly represents our opinion as to the Federal income tax matters discussed therein. Our opinion is based upon representations made by the Company in the Proxy Statement.

       We are aware that we are referred to under the headings "Certain Federal Income Tax Considerations" and "Legal Matters" in the Proxy Statement, and we hereby consent to the use of our name in the Proxy Statement and the filing of this opinion as an exhibit to the related Registration Statement.


                                                    Very truly yours,


                                                    Baker & Botts, L.L.P.